AFGL INTERNATIONAL, INC.

                        SUPPLEMENT NO. 1
            TO THE PROSPECTUS DATED SEPTEMBER 5, 1996

          The Date of This Supplement Is October 3,1996

      On or about October 4, 1996, AFGL International, Inc. (the "Company"), proposes to disseminate a notice of annual meeting and proxy statement for a meeting of stockholders scheduled for November 6, 1996. At the annual meeting, stockholders will be asked to consider and vote on a proposal to change the state of incorporation of the Company from Nevada to Delaware, and in connection therewith change the name of the Company to Headway Corporate Resources, Inc. If the stockholders approve the proposal, the Company will merge with and into a Delaware corporation formed for the purpose of effecting the change in the Company's domicile. In addition to the change in domicile, stockholders will consider and vote on the election of directors and the appointment of independent accountants for the Company.

      On  September 26 and 27, 1996, the Company received notices of  conversion  from  three holders of  the  Company's  Series  D
Convertible   Preferred   Stock.    Information   regarding   the
conversion is presented in the following table.

Name of Selling   Face Value of    Dividend on     Number of
Stockholder           Shares         Shares      Common Shares
                  Converted (1)     Converted      Issued (2)
Jules Nordlicht      $500,000      $13,150.68       175,737

A. Zyskind          $1,050,000     $27,616.44       369,047

Leibel Stern         $250,000       $6,630.14        86,700

(1) This is the amount paid in cash by each Selling Stockholder for the purchase of his shares of Series D Convertible Preferred
Stock.

(2)   The Company elected to pay the dividend in Shares of common stock,  so these figures include the Shares issued in payment  of the dividend.
___________________________________

      The Selling Stockholders listed above propose to offer the Shares in transactions for their own account in the over-the-counter market either directly to market makers or in broker's transactions in which the broker does no more than place the order for the Selling Stockholder and charges the customary commission for such service.

      On September 27, 1996, the last reported sale price of the Company's Common Stock (symbol AFGL) as reported by the NASDAQ
SmallCap Market was $4.125 per share.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS OF THE COMPANY DATED SEPTEMBER 5, 1996, PERTAINING TO THE OFFER OF UP TO 3,364,711 SHARES BY CERTAIN SELLING STOCKHOLDERS. ALL INFORMATION PRESENTED IN THE PROSPECTUS IS DEEMED TO BE UPDATED AND, WHERE APPROPRIATE, SUPERSEDED BY THE INFORMATION PRESENTED HEREIN.